Exhibit 10.40

AMENDMENT NO. 1 dated as of November 1, 2015,
to that Employment Agreement dated December 2, 2014 (the "Agreement")
by and between Brian Kroski (the "Executive") and
American MEdia, Inc. (the "Company").

Effective as of the date first written above, the Agreement is hereby amended as follows:

1.    Paragraph 3a of the Employment Agreement is hereby deleted and the following substituted therefore:

a.     Base Salary. During Executive's employment with the Company for the time period of April 1, 2016 to March 31, 2017, the Company shall pay Executive a base salary (the "Base Salary") at the annual rate of $375,000 (Three hundred Seventy Five Thousand Dollars and Zero Cents), payable in regular installments in accordance with the Company's usual payment practices. During Executive's employment with the Company for the time period of April 1, 2017 to March 31, 2018, the Company shall pay Executive a base salary (the "Base Salary") at the annual rate of $400,000.00 (Four Hundred Thousand Dollars and Zero Cents)< payable in regular installments in accordance with the Company's usual payment practices.

2.    Paragraph 3b of the Employment Agreement is hereby deleted and the following substituted therefore:

b.     Base Bonus. With respect to each full fiscal year during Executive's employment with the Company, Executive shall be eligible to earn an annual bonus (the "Bonus") based upon Executive's job performance. The award is prorated for any incomplete fiscal years. The target bonus amounts for Executive are listed below. The Bonus award, if any, shall be payable in a lump sum after the close of the fiscal year (typically within 60 days after March 31st). Executive must be an active employee with the Company when Bonus payments are paid.

FY2016 - Target award amount - $150,000 (One Hundred Fifty Thousand Dollars) if the Company achieves $14,400,000.00 in net collected revenue from Programmatic and Mobile digital advertising)

FY2017 - Target award amount - $175,000 (One Hundred Seventy Five Thousand Dollars) if the Company achieves $15,700,000.00 in net collected revenue from Programmatic and Mobile digital advertising)

FY2018 - Target award amount - $200,000 (Two Hundred Thousand Dollars) if the Company achieves $15,700,000.00 in net collected revenue from Programmatic and Mobile digital advertising)

3.    Paragraph 4 of the Employment Agreement is hereby amended by adding the following:

Benefits. Effective November 1, 2015, Executive will accrue, per the Company's PTO policy, 20 PTO days per completed fiscal year (prorated for FY16).

4.    The following is added to Executive's Agreement

Executive will be eligible to receive commission of 10% of net collected revenue above $15,700,000.00 for "Programmatic and Mobile" digital advertising Revenue received by the Company. Such commission, if any, will be payable approximately 60 days after the close of each fiscal year (effective for FY16, FY17 and FY18).

All other terms and conditions of Your Employment Agreement and any subsequent amendments of that Employment Agreement shall remain in full force and effect.

IN WITNESS WEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first written above.

Distribution Services, Inc. / American Media Inc.

By:	/s/ David Pecker	10/30/15
	David Pecker	Date
For the Company

	/s/ Brian Kroski	10/29/15
	Brian Kroski	Date